Exhibit 10.49

KONTROLLWECHSEL-VERTRAG	CHANGE IN CONTROL AGREEMENT

Dieser Kontrollwechselvertrag (der „Vertrag”) wird am 29th August 2013 („Datum des Inkrafttretens”) zwischen der Hillenbrand, Inc., einer Gesellschaft nach dem Recht des US-Bundesstaates Indiana (die „Gesellschaft”), und Thomas Kehl (der „Geschäftsführer”) geschlossen.

This Change in Control Agreement (the “Agreement”) is made as of the 29th day of August, 2013 (the “Effective Date”), by and between Hillenbrand, Inc., an Indiana corporation (the “Company”), and Thomas Kehl (the “Executive”).

WÄHREND es die Gesellschaft im besten Interesse der Aktionäre für wichtig erachtet, konstante Anstellungsverhältnisse der wichtigsten Führungskräfte bei der Gesellschaft und deren Tochtergesellschaften zu fördern;

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster continuous employment by the Company and its subsidiaries of their key management personnel;

WÄHREND der Vergütungs- und Managemententwicklungsausschuss (Compensation and Management Development Committee) (der „Ausschuss”) des Board of Directors (das „Board”) der Gesellschaft empfohlen und das Board genehmig hat, dass die Gesellschaft mit den Führungskräften der Gesellschaft und ihrer Tochtergesellschaften, die von Zeit zu Zeit von der Unternehmensleitung ernannt und vom Ausschuss genehmigt werden, einen Kontrollwechselvertrag schließt; und

WHEREAS, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has recommended, and the Board has approved, that the Company enter into Change in Control Agreements with key executives of the Company and its subsidiaries who are from time to time designated by the management of the Company and approved by the Committee; and

WÄHREND der Ausschuss und das Board der Ansicht sind, dass der Geschäftsführer wertvolle Beiträge zur Produktivität und Rentabilität der Gesellschaft und deren Tochtergesellschaften geleistet hat und dass es im besten Interesse der Gesellschaft und ihrer Anteilseigner liegt, den Geschäftsführer darin zu bestärken, im Falle eines vorgesehenen Kontrollwechsels (gemäß unten stehender Definition) im Unternehmen zu bleiben und das Board hinsichtlich des Kontrollwechsels beraten zu können, ohne dass Bedenken aufkommen, der Geschäftsführer könnte von den durch den vorgesehenen Kontrollwechsel entstehenden persönlichen Risiken und Unsicherheiten über Gebühr irritiert sein;

WHEREAS, the Committee and the Board believe that Executive has made valuable contributions to the productivity and profitability of the Company and its subsidiaries and consider it essential to the best interests of the Company and its shareholders that Executive be encouraged to remain with the Company in the event of any proposed Change in Control (as defined below) and be in a position to provide assessment and advice to the Board regarding any proposed Change in Control without concern that Executive might be unduly distracted by the personal uncertainties and risks created by any proposed Change in Control;

vereinbaren die Gesellschaft und der Geschäftsführer Folgendes:	NOW, THEREFORE, the Company and Executive agree as follows:

1. Inkrafttreten.	1. Effectiveness.

Die Bestimmungen dieses Vertrages gelten ab dem Datum des Inkrafttretens.	The terms and conditions of this Agreement shall become effective commencing on the Effective Date.

2. Beendigung nach einem Kontrollwechsel.	2. Termination following a Change in Control.

Hat ein Kontrollwechsel stattgefunden, so stellt die Gesellschaft dem Geschäftsführer die in Artikel 3 unten beschriebenen Rechte und Leistungen zur Verfügung bzw. sorgt dafür, falls das Anstellungsverhältnis zwischen dem Geschäftsführer und der Gesellschaft und deren Tochtergesellschaften:

After the occurrence of a Change in Control, the Company will provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof in the event that Executive’s employment with the Company and its subsidiaries is terminated:

(a)         seitens der Gesellschaft oder ihrer Tochtergesellschaften (oder deren Rechtsnachfolger) vor Ablauf des zweiten Jahres nach dem Kontrollwechsel aus anderen Gründen als Tod, Dauerinvalidität, Ruhestand des Geschäftsführers oder aus wichtigem Grund (gemäß unten stehender Definition) beendet wurde; oder

(a)         by the Company or its subsidiaries (or its or their successors) for any reason other than on account of Executive’s death, permanent disability, retirement or for Cause (as defined below) at any time prior to the second anniversary of a Change in Control; or

(b) seitens des Geschäftsführers vor Ablauf des zweiten Jahres nach dem Kontrollwechsel aus berechtigtem Grund (gemäß unten stehender Definition) beendet wurde.	(b) by Executive for Good Reason (as defined below) at any time prior to the second anniversary of a Change in Control.

Ungeachtet anders lautender Bestimmungen dieses Vertrages gilt dann, wenn ein Kontrollwechsel stattfindet und das Anstellungsverhältnis des Geschäftsführers mit der Gesellschaft von der Gesellschaft nicht aus wichtigem Grund oder vom Geschäftsführer nicht aus berechtigtem Grund

Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company is terminated by the Company without Cause, or by Executive for Good Reason, prior to the date on which the Change in Control occurs, and if it is vor dem Datum gekündigt wird, an dem der Kontrollwechsel erfolgt, und wenn vom Geschäftsführer angemessen dargelegt wird, dass diese Beendigung des Anstellungsverhältnisses (i) auf Ersuchen Dritter erfolgte, die Schritte unternommen haben, welche nach vernünftigem Ermessen zu einem Kontrollwechsel führen sollten, oder (ii) anderweitig in Verbindung mit oder Erwartung des anschließend innerhalb von drei Monaten nach der Beendigung auftretenden Kontrollwechsels stand, dieser Kontrollwechsel als an dem Tag eingetreten, der unmittelbar vor der Beendigung dieses Anstellungsverhältnisses liegt; und alle Bezugnahmen in Artikel 3 auf Zahlungen innerhalb eines bestimmten gesetzlich zulässigen Zeitraums im Anschluss an die „Beendigung” gelten stattdessen als Bezugnahmen auf den Zeitraum nach dem Kontrollwechsel.

reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control which subsequently occurs within three months of such termination, then for purposes of this Agreement a Change in Control shall be deemed to have occurred on the day immediately prior to such termination of employment, and all references in Section 3 to payments within a specified period as allowed by law following “Termination” shall instead be references to the specified period following the Change in Control.

Die in Artikel 3 unten beschriebenen Rechte und Leistungen gelten anstelle von etwaigen Abfindungszahlungen einschließlich, aber nicht begrenzt auf Zahlungen während einer Freistellungsphase, die ansonsten gemäß einem Anstellungsvertrag oder Abfindungsplan der Gesellschaft und ihrer Tochtergesellschaften an den Geschäftsführer zu zahlen wären, lassen aber die sonstigen Rechte des Geschäftsführers auf Ausgleich und Leistungen gemäß den Mitarbeitervergütungs- und Sonderleistungsprogrammen (Compensation and Benefit Programs) der Gesellschaft, sofern hier nicht ausdrücklich anders vereinbart, unberührt.

The rights and benefits described in Section 3 hereof shall be in lieu of any severance or similar payments, including but not limited to payments during a “garden leave” otherwise payable to Executive under any employment agreement or severance plan or program of the Company or any of its subsidiaries but shall not otherwise affect Executive’s rights to compensation or benefits under the Company’s compensation and benefit programs except to the extent expressly provided herein.

3. Rechte und Leistungen bei Beendigung	3. Rights and Benefits Upon Termination.

Im Falle einer Beendigung des Anstellungsverhältnisses des Geschäftsführers aus einem der in Artikel 2 („Beendigung”)	In the event of the termination of Executive’s employment under any of the circumstances set forth in Section 2 hereof (“Termination”), genannten Gründen, gewährt die Gesellschaft dem Geschäftsführer folgende Rechte und Leistungen, vorausgesetzt der Geschäftsführer unterzeichnet innerhalb von 45 Tagen ab der Beendigung in angemessener Form eine Freigabeerklärung („Release”) und übergibt diese der Gesellschaft:

the Company shall provide or cause to be provided to Executive the following rights and benefits, provided that Executive executes and delivers to the Company within 45 days of the Termination a release (“Release”) in a form reasonably acceptable to the Company:

(a)         ein Pauschalbetrag in bar in Höhe von zwei Jahresgrundgehältern des Geschäftsführers (gemäß unten stehender Definition), zahlbar (i) sechs Monate nach dem Datum der Beendigung, wenn der Geschäftsführer ein „Specified Employee” (bestimmter Mitarbeiter) gemäß Artikel 409A(a)(2)(B)(i) des amerikanischen Einkommensteuergesetzes von 1986 in der geänderten Fassung („Gesetz”) (Artikel 409A des Gesetzes nachfolgend „Artikel 409A” genannt), und den darin veröffentlichten Steuerrichtlinien (in dem für Artikel 409A erforderlichen Umfang) ist, oder (ii) mit der nächsten regulären Gehaltsabrechnung entweder - je nachdem was früher eintritt - fünfzehn (15) Tage nach Eingang der unterschriebenen Freigabeerklärung bei der Gesellschaft oder dem Ablauf von sechzig (60) Tagen nach der Kündigung des Geschäftsführers, wenn dieser Geschäftsführer kein „Specified Employee” ist (oder eine solche Zahlung von Artikel 409A ausgenommen ist); dies setzt allerdings voraus, dass, wenn der zuvor genannte Zeitraum von sechzig (60) Tagen in einem Kalenderjahr endet, das auf das Kalenderjahr folgt, in welchem der Zeitraum von sechzig (60) Tagen begann, alle nicht unter Absatz (i) fallenden Leistungen erst mit der nächsten regulären Gehaltsabrechnung nach Ablauf des Zeitraums von sechzig (60) Tagen ab der Kündigung des Geschäftsführers ausgezahlt werden;

(a)         a lump sum payment in cash in the amount of two times Executive’s Annual Base Salary (as defined below), payable (i) on the date which is six months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”) (Section 409A of the Code is hereunder referred to as “Section 409A”), and the Treasury Regulations promulgated thereunder (to the extent required in order to comply with Section 409A); or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee” (or such payment is exempt from Section 409A); provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination;

(b) reserviert;	(b) Reserved;

(c) sofern zutreffend, die Fortsetzung des	(c) continuation for Executive, if applicable,

Lebensversicherungs-Bonusprogramms (Executive Life Insurance Bonus Program) und des Gruppenlebensversicherungs-Programms (Group Term Life Insurance Program) für den Geschäftsführer, das dem Geschäftsführer von der Gesellschaft unmittelbar vor dem Kontrollwechsel zur Verfügung gestellt wurde, über einen Zeitraum von zwei Jahren nach der Beendigung. Die Zahlung von Leistungen im Todesfall gemäß diesem Unterabschnitt (c) sind in Übereinstimmung mit dem entsprechenden Programm zu leisten, vorausgesetzt allerdings, dass, wenn die Leistung im Todesfall dem Artikel 409A unterliegt, die Leistung im Todesfall nach freiem Ermessen der Gesellschaft nicht später zu zahlen ist als entweder (i) am letzten Tag des Kalenderjahres, in dem der Tod des Geschäftsführers eintrat oder (ii) am 90. Tag nach dem Tod des Geschäftsführers, je nachdem, was später eintritt;

for a period of two years following Termination, of the Executive Life Insurance Bonus Program (if any) provided for Executive by the Company immediately prior to the Change in Control and the group term life insurance program provided for Executive immediately prior to the Change in Control. The payment of any claim for death benefits provided under this subparagraph (c) shall be paid in accordance with the appropriate program, provided, however that if the death benefit is subject to Section 409A, then the death benefit shall be paid, as determined by the Company in its complete and absolute discretion, no later than the later to occur of (i) the last day of the calendar year in which the death of the Executive occurs or (ii) the 90th day following the Executive’s death;

(d)         ein Pauschalbetrag in bar, zahlbar innerhalb von 30 Tagen nach der Beendigung in Höhe aller erstattungsfähigen Geschäftsausgaben und ähnlicher verschiedener Leistungen zum Beendigungstermin; allerdings vorausgesetzt, dass diese verschiedenen Leistungen, in dem Umfang, in dem sie Artikel 409A unterliegen, als ein Pauschalbetrag zu zahlen sind (i) zum Datum sechs Monate nach dem Datum der Beendigung, wenn der Geschäftsführer ein „Specified Employee” (bestimmter Mitarbeiter) gemäß Artikel 409A(a)(2)(B)(i) des Gesetzes ist, oder (ii) mit der nächsten regulären Gehaltsabrechnung entweder - je nachdem was früher eintritt - fünfzehn (15) Tage nach Eingang der unterschriebenen Freigabeerklärung bei der Gesellschaft oder dem Ablauf von sechzig (60) Tagen nach der Kündigung des Geschäftsführers, wenn dieser

(d)         a lump sum payment in cash, payable within 30 days after Termination, equal to all reimbursable business expenses and similar miscellaneous benefits as of the Termination; provided, however, that to the extent that any such miscellaneous benefits are subject to Section 409A, such benefits shall be paid in one lump sum (i) on the date which is six months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(b)(i) or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee”; provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the

Geschäftsführer kein „Specified Employee” ist; dies setzt allerdings voraus, dass, wenn der zuvor genannte Zeitraum von sechzig (60) Tagen in einem Kalenderjahr endet, das auf das Kalenderjahr folgt, in welchem der Zeitraum von sechzig (60) Tagen begann, alle nicht unter Absatz (i) fallenden Leistungen erst mit der nächsten regulären Gehaltsabrechnung nach Ablauf des Zeitraums von sechzig (60) Tagen ab der Kündigung des Geschäftsführers ausgezahlt werden;

sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination;

(e)          sofern zutreffend, ein Pauschalbetrag in bar in Höhe der in den letzten 12 Monaten unmittelbar vor der Beendigung aus der beitragsorientierten Vergütung (Defined Contribution), dem Matching Account und/oder dem Supplemental Contribution Account aufgelaufenen Beträge mal zwei, (i) zum Datum sechs Monate nach dem Datum der Beendigung, wenn der Geschäftsführer ein „Specified Employee” (bestimmter Mitarbeiter) gemäß Artikel 409A(a)(2)(B)(i) des Gesetzes ist oder (ii) mit der nächsten regulären Gehaltsabrechnung entweder - je nachdem was früher eintritt - fünfzehn (15) Tage nach Eingang der unterschriebenen Freigabe bei der Gesellschaft oder dem Ablauf von sechzig (60) Tagen nach der Kündigung des Geschäftsführers, wenn dieser Geschäftsführer kein „Specified Employee” ist (oder eine solche Zahlung von Artikel 409A ausgenommen ist); dies setzt allerdings voraus, dass, wenn der zuvor genannte Zeitraum von sechzig (60) Tagen in einem Kalenderjahr endet, das auf das Kalenderjahr folgt, in welchem der Zeitraum von sechzig (60) Tagen begann, alle nicht unter Absatz (i) fallenden Leistungen erst mit der nächsten regulären Gehaltsabrechnung nach Ablauf des Zeitraums von sechzig (60) Tagen ab der Kündigung des Geschäftsführers

(e)          a lump sum payment in cash equal to the amounts accrued, if any, for the last 12 months times two immediately prior to the Termination in any of the Defined Contribution, Matching Account and/or Supplemental Contribution Account, payable (i) on the date which is six months following Termination, if the Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) or (ii) on the next regularly scheduled payroll following the earlier to occur of fifteen (15) days from the Company’s receipt of an executed Release or the expiration of sixty (60) days after Executive’s Termination, if Executive is not such a “specified employee” (or such payment is exempt from Section 409A); provided, however, that if the before-stated sixty (60) day period ends in a calendar year following the calendar year in which the sixty (60) day period commenced, then any benefits not subject to clause (i) shall only begin on the next regularly scheduled payroll following the expiration of sixty (60) days after the Executive’s Termination;

ausgezahlt werden;

(f)           ein Pauschalbetrag in bar in Höhe des Betrags aus der kurzfristigen Mitarbeiter-Incentive-Vergütung (Short-Term Incentive Compensation), der dem Geschäftsführer zu zahlen wäre, wenn die für das gesamte Jahr, in dem der Kontrollwechsel erfolgte, gültigen entsprechenden Erfolgsziele in Bezug auf diese Incentive-Vergütung zu 100 % erreicht wurden; und

(f)           a lump sum payment in cash equal to the amount of Short-Term Incentive Compensation which would be payable to Executive if the relevant performance targets with respect to such incentive compensation in effect for the entire year in which the Change in Control occurred were achieved at 100% of target; and

(g)          die beschleunigte Ausübung aller Zuteilungen, die der Geschäftsführer im Rahmen des Mitarbeiterbeteiligungsplans (Stock Incentive Plan) besitzt, einschließlich (unten verwendete und groß geschriebene Begriffe, die nicht anderweitig definiert wurden, haben die im Mitarbeiterbeteiligungsplan verwendete Bedeutung):

(g)          accelerated vesting of all awards held by Executive under the Company’s Stock Incentive Plan, including the following (capitalized terms used below and not otherwise defined shall have the meanings given to them in the Company’s Stock Incentive Plan):

(i) sofortige Ausübbarkeit aller ausstehenden Zuteilungen von Gratisaktien (BONUS STOCK);	(i) immediate vesting of all outstanding awards of BONUS STOCK;

(ii) sofortige Ausübbarkeit aller ausstehenden Aktienbezugsrechte (STOCK OPTIONS);	(ii) immediate vesting of all outstanding STOCK OPTIONS;

(iii) sofortige Ausübbarkeit aller ausstehenden Zuteilungen von eingeschränkt verwertbaren Aktien (RESTRICTED STOCK);	(iii) immediate vesting of all outstanding awards of RESTRICTED STOCK;

(iv)      sofortige Ausübbarkeit aller ausstehenden Zuteilungen von Nachzugsaktien (DEFERRED STOCK, auch RESTRICTED STOCK UNITS genannt), die an den Geschäftsführer zu zahlen wären, wenn die maßgeblichen Leistungsziele, sofern zutreffend, zu 100 % erreicht werden; und

(iv)      immediate vesting of all outstanding awards of DEFERRED STOCK (also known as Restricted Stock Units) which would be payable to Executive if the relevant performance targets, where applicable, were achieved at 100% of target; and

(v) sofortige Ausübbarkeit aller Wertsteigerungsrechte (STOCK APPRECIATION	(v) immediate vesting of all STOCK APPRECIATION RIGHTS;

RIGHTS);

unter der Maßgabe, dass der Geschäftsführer, falls der Kontrollwechsel mit einer Fusion, Übernahme oder einer sonstigen betrieblichen Umstrukturierung einhergeht, aus der die Gesellschaft nicht als übernehmende Gesellschaft hervorgeht (oder als Tochtergesellschaft einer anderen Gesellschaft) (eine „Übernahme”), berechtigt ist, statt der Anteile an Stammaktien der Gesellschaft wie oben beschrieben, eine Gegenleistung zu erhalten, die vergleichbar mit dem ist, was der Geschäftsführer erhalten hätte, wenn die Beendigung unmittelbar vor der Übernahme stattgefunden hätte (und so die oben genannten Rechte und Leistungen realisiert worden wären); und darüber hinaus unter der Maßgabe, dass die Gesellschaft auf jeden Fall berechtigt ist, Bargeld durch Stammaktien der Gesellschaft zu ersetzen oder Gegenleistungen in Höhe des fairen Marktwertes dieser Anteile oder andere von der Gesellschaft als angemessen betrachtete Gegenleistungen zur Verfügung zu stellen.

provided, that if the Change in Control involves a merger, acquisition or other corporate restructuring in which the Company is not the surviving entity (or survives as a subsidiary of another entity) (an “Acquisition”), then, in lieu of any such shares of common stock of the Company as described above, Executive shall be entitled to receive consideration equal to that which Executive would have received had the Termination occurred (and, thus, the rights and benefits set forth above been realized) immediately prior to the Acquisition; and provided further, that the Company shall in any case have the right to substitute cash for shares of common stock of the Company or consideration in an amount equal to the fair market value of such shares or consideration as reasonably determined by the Company.

Alle gemäß Absatz 3(f) oder (g) vorzunehmenden Ausschüttungen haben nicht später als zweieinhalb Monate nach der Kündigung des Geschäftsführers zu erfolgen, es sei denn dies ist für die Einhaltung der Bestimmungen von Artikel 409A erforderlich.

Any distribution to be made under Section 3(f) or (g) shall be made no later than two and a half months following Executive’s Termination, except to the extent otherwise required in order to comply with Section 409A.

4. Anpassung der Zahlungen	4. Adjustments to Payments.

(a)         Sollte eine Zahlung oder Leistung, die dem Geschäftsführer gemäß diesem Vertrag oder anderweitig zusteht, einschließlich der beschleunigten Ausübung der Mitarbeiterbeteiligungen (Equity Compensation) (alle diese Zahlungen und/oder Leistungen werden nachfolgend „Zahlung” genannt), (i) im Sinne des Abschnitts 280G des Gesetzes eine Abgangsentschädigung („Parachute

(a)         If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (all such payments and/or benefits hereinafter, “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by

Payment”) darstellen und (ii); ohne diesen Satz; der durch Abschnitt 4999 des Gesetzes erhobenen indirekten Steuer (die „indirekte Steuer”) unterliegen, dann ist diese Zahlung entweder (x) dem Geschäftsführer in voller Höhe zu zahlen oder (y) dem Geschäftsführer, um weitere USD 5.000 reduziert (einschließlich dieser weiteren Reduzierung, dem „Kürzungsbetrag”), in einer entsprechend geringeren Höhe zu leisten, damit kein Teil dieser Zahlung der indirekten Steuer unterliegt, je nachdem, welcher der vorgenannten Beträge - unter Berücksichtigung der maßgeblichen bundesweiten (USA), US-bundesstaatlichen, regionalen oder ausländischen Einkommens- und Beschäftigungssteuern, dieser indirekten Steuer und sonstigen geltenden Steuern (alle mit den höchsten anwendbaren Grenzsteuersätzen berechnet) - dazu führt, dass der Geschäftsführer nach Steuern den höchsten Betrag der Zahlung erhält, unabhängig davon, dass diese Zahlung ganz oder teilweise der indirekten Steuer unterliegt. Sollte eine Reduzierung der Zahlungen oder Leistungen, die eine Abgangsentschädigung darstellen, notwendig sein, damit die Zahlung dem Kürzungsbetrag entspricht, erfolgt die Reduzierung in folgender Reihenfolge: (A) Barzahlungen werden zuerst und in umgekehrter chronologischer Reihenfolge reduziert, so dass die Barzahlung, die zum neuesten Datum geschuldet wird, das auf dieses die indirekte Steuer auslösende Ereignis folgt, die erste Barzahlung ist, die reduziert wird; (B) die beschleunigte Ausübbarkeit (Accelerated Vesting) von leistungsorientierten Optionszuteilungen wird gestrichen oder als nächstes und in umgekehrter Reihenfolge ab dem Datum der Gewährung dieser Zuteilungen reduziert (d.h. die Ausübung der zuletzt gewährten Zuteilungen werden zuerst reduziert), wobei die in voller Höhe

Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) provided to the Executive in full, or (y) provided to the Executive to such lesser extent which would result in no portion of such Payment being subject to the excise tax, further reduced by $5,000 (including such further reduction, the “Cutback Amount”), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or a portion of such Payment may be subject to the excise tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of performance-based equity awards shall be cancelled or reduced next and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any performance-based stock option or stock appreciation rights are reduced; (C) health and welfare benefits shall be reduced and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced; and (D)

gewährten Zuteilungen reduziert werden bevor leistungsorientierte Aktienoptionen (Stock Options) oder Wertsteigerungsrechte (Stock Appreciation Rights) reduziert werden; (C) Gesundheits- und Sozialleistungen werden in umgekehrter chronologischer Reihenfolge reduziert, so dass die Leistung, die zum neuesten Datum geschuldet wird, das auf dieses die indirekte Steuer auslösende Ereignis folgt, die erste Leistung ist, die reduziert wird; und (D) die beschleunigte Ausübbarkeit (Accelerated Vesting) von zeitbezogenen Optionszuteilungen wird gestrichen oder als letztes und in umgekehrter Reihenfolge ab dem Datum der Gewährung dieser Zuteilungen reduziert (d.h. die zuletzt gewährten Zuteilungen werden zuerst reduziert), wobei die in voller Höhe gewährten Zuteilungen reduziert werden bevor zeitbezogene Optionszuteilungen oder Wertsteigerungsrechte (Stock Appreciation Rights) reduziert werden.

accelerated vesting of time-based equity awards shall be cancelled or reduced last and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any time-based stock option or stock appreciation rights are reduced.

(b)         die Gesellschaft bestellt eine national anerkannte Wirtschaftsprüfungsgesellschaft, um die gemäß diesem Vertrag erforderlichen Entscheidungen zu treffen und die vorgenannten Berechnungen durchzuführen. Die Gesellschaft trägt alle Kosten in Verbindung mit den hierfür erforderlichen Entscheidungen dieser Wirtschaftsprüfungsgesellschaft. Die für diese Entscheidungen in Anspruch genommene Wirtschaftsprüfungsgesellschaft stellt der Gesellschaft und dem Geschäftsführer ihre Berechnungen zusammen mit ausführlichen Belegunterlagen innerhalb von fünfzehn (15) Kalendertagen nach dem Datum zur Verfügung, an dem das Recht auf eine Zahlung ausgelöst wird (sofern zu diesem Zeitpunkt von der Gesellschaft oder dem

(b)         The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive).  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and

Geschäftsführer angefordert). Alle im Rahmen dieses Vertrages in gutem Glauben von der Wirtschaftsprüfungsgesellschaft getroffenen Entscheidungen sind für die Gesellschaft und den Geschäftsführer rechtskräftig, bindend und endgültig.

Executive.

5. Anerkennung des Abschnitts 409A	5. Section 409A Acknowledgement.

Der Geschäftsführer bestätigt, dass er auf den Artikel 409A hingewiesen wurde, in dem sich die Besteuerung von nicht steuerbegünstigten aufgeschobenen Vergütungsplänen (Nonqualified Deferred Compensation Plans) und Regelungen erheblich geändert hat. In den vorgeschlagenen und endgültigen zum Datum dieses Vertrages geltenden Bestimmungen wurde der Geschäftsführer darauf hingewiesen, dass die Abfindungszahlungen und sonstigen Leistungen bei Beendigung von der US-Steuerbehörde (Internal Revenue Service) entsprechend Artikel 409A als „Nonqualified Deferred Compensation” behandelt werden können. In diesem Fall können mehrere Bestimmungen des Abschnitts 409A Auswirkungen auf den Erhalt der Abfindungszahlungen durch den Geschäftsführer, einschließlich des Zeitpunkts dafür, haben. Diese umfassen insbesondere eine Bestimmung, der zufolge Ausschüttungen an „bestimmte Mitarbeiter” (gemäß Definition in Artikel 409A) auf Grund des Ausscheidens aus dem Dienst nicht vor Ablauf von sechs Monaten nach dem Wirksamwerden des Ausscheidens erfolgen können. Gegebenenfalls kann die Nichteinhaltung des Artikels 409A zur sofortigen Besteuerung dieser aufgeschobenen Vergütungen mit Strafzinsen und einer 20 %igen indirekten Steuer (Exise Tax) führen. Auf Grund der Vorgaben der American Jobs Creation Act von 2004 stimmt der Geschäftsführer zu, dass er, wenn er zum Zeitpunkt der Beendigung als „bestimmter Mitarbeiter” gilt und wenn Abfindungszahlungen

Executive acknowledges that Executive has been advised of Section 409A, which has significantly changed the taxation of nonqualified deferred compensation plans and arrangements. Under proposed and final regulations as of the date of this Agreement, Executive has been advised that Executive’s severance pay and other Termination benefits may be treated by the Internal Revenue Service as “nonqualified deferred compensation,” subject to Section 409A. In that event, several provisions in Section 409A may affect Executive’s receipt of severance compensation, including the timing thereof. These include, but are not limited to, a provision which requires that distributions to “specified employees” (as defined in Section 409A) on account of separation from service may not be made earlier than six months after the effective date of separation. If applicable, failure to comply with Section 409A can lead to immediate taxation of such deferrals, with interest calculated at a penalty rate and a 20% excise tax. As a result of the requirements imposed by the American Jobs Creation Act of 2004, Executive agrees that if Executive is a “specified employee” at the time of Executive’s termination and if severance payments are covered as “nonqualified deferred compensation” or otherwise not exempt, such severance pay (and other benefits to the extent applicable) due Executive at time of termination shall not be paid until a date at least six months after als „Nonqualified Deferred Compensation” behandelt und auch anderweitig nicht von der Steuerpflicht ausgenommen sind, diese Abfindungszahlung (und, soweit zutreffend, andere Leistungen) wegen dem Zeitpunkt der Beendigung nicht vor Ablauf von mindestens sechs Monaten nach dem Datum des Wirksamwerdens der Beendigung gezahlt wird. Der Geschäftsführer bestätigt, dass sowohl er als auch die Gesellschaft, unbeschadet anders lautender Bestimmungen dieses Vertrages, unabhängig voneinander dafür verantwortlich sind, ihre eigenen Risiken und Verbindlichkeiten gemäß Artikel 409A zu bewerten, die im Zusammenhang mit Zahlungen gemäß diesem Vertrag erfolgen und für die Artikel 409A als anwendbar erachtet werden könnte. Soweit zutreffend versteht und akzeptiert der Geschäftsführer, dass er die Verantwortung für die Zahlung sämtlicher entsprechender Einkommensteuern oder sonstiger steuerlicher Verpflichtungen trägt, für die der Geschäftsführer verantwortlich ist und/oder die im Zusammenhang mit dem Erhalt von Leistungen gemäß diesem Vertrag stehen. Der Geschäftsführer verpflichtet sich, die Gesellschaft gegen alle Steuern, Strafen, Zinsen, oder Anwaltskosten in vollem Umfang schadlos zu halten, die der Gesellschaft auf Grund dieser dem Geschäftsführer gewährten Leistungen oder auf Grund mutmaßlicher Nichtzurückbehaltung von Steuern oder der Befriedigung von geforderten Verpflichtungen entstanden sind oder gegen sie erhoben werden. Der Geschäftsführer versteht und akzeptiert, dass weder die Gesellschaft noch deren Mitarbeiter, Anwälte oder sonstigen Vertreter den Geschäftsführer in rechtlichen oder finanziellen Belangen im Hinblick auf Steuern oder sonstige Angelegenheiten beraten hat oder beraten wird und dass sich der Geschäftsführer bei der Entscheidung, diesen Vertrag einzugehen, nicht auf eine solche Beratung gestützt hat. Unbeschadet anders lautender Bestimmungen dieses Vertrages

Executive’s effective termination date. Executive acknowledges that, notwithstanding anything contained herein to the contrary, both Executive and the Company shall each be independently responsible for accessing their own risks and liabilities under Section 409A that may be associated with any payment made under the terms of this Agreement which may be deemed to trigger Section 409A. To the extent applicable, Executive understands and agrees that Executive shall have the responsibility for, and Executive agrees to pay, any and all appropriate income tax or other tax obligations for which Executive is individually responsible and/or related to receipt of any benefits provided in this Agreement. Executive agrees to fully indemnify and hold the Company harmless for any taxes, penalties, interest, cost or attorneys’ fee accessed against or incurred by the Company on account of such benefits having been provided to Executive or based on any alleged failure to withhold taxes or satisfy any claimed obligation. Executive understands and acknowledges that neither the Company, nor any of its employees, attorneys or other representatives, has provided or will provide Executive with any legal or financial advice concerning taxes or any other matter, and that Executive has not relied on any such advice in deciding whether to enter into this Agreement. Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A. If any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Section 409A or any werden diese Zahlungen in dem Umfang, in dem sie nach diesem Vertrag eine unzulässige Beschleunigung von Zahlungen nach Artikel 409A oder sonstiger dort veröffentlichter Bestimmungen oder Richtlinien der Finanzbehörde darstellen würden, nicht früher geleistet, als dies gemäß Artikel 409A gestattet wäre. Sollten Bestimmungen diese Vertrages (oder einer Vergütungszuteilung) dazu führen, dass dem Geschäftsführer nach Artikel 409A oder sonstiger dort veröffentlichter Bestimmungen oder Richtlinien der Finanzbehörde zusätzliche Steuern oder Zinsen entstehen, kann die Gesellschaft oder ihr Rechtsnachfolger diese Bestimmung neu formulieren, vorausgesetzt, dass sie (i) soweit möglich, die ursprüngliche Absicht der entsprechenden Bestimmung beibehält, ohne die Bestimmungen des Artikel 409A zu verletzen und (ii) sie den Geschäftsführer bezüglich dieser Änderungen vor Inkrafttreten dieser Änderungen kontaktiert und konsultiert.

regulations or Treasury guidance promulgated thereunder, the Company or its successor may reform such provision; provided that it will (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with Executive regarding such amendments or modifications prior to the effective date of any such change.

6. Wettbewerbsverbot; Abwerbeverbot.	6. Non-Competition; Non-Solicitation.

Sofern der Geschäftsführer bei einer Beendigung Rechte und Leistungen aus Artikel 3 erhält, gilt für einen Zeitraum ab der Beendigung bis zum Ablauf von zwei Jahren danach Folgendes:

In the event that upon a Termination, Executive receives any of the rights and benefits described in Section 3 hereof, then during the period beginning on such Termination and ending two years thereafter:

(a)         Der Geschäftsführer ist nicht berechtigt, sofern er nicht als Angestellter der Gesellschaft oder einer ihrer Konzerngesellschaften oder mit vorheriger schriftlicher Zustimmung der Gesellschaft handelt, direkt oder indirekt, die Inhaberschaft, die Leitung, den Betrieb, die Finanzierung oder Kontrolle in einem Geschäft oder Unternehmen zu übernehmen oder daran in irgendeiner Art beteiligt zu sein oder mit diesem als Führungskraft, Leiter, Mitarbeiter,

(a)         Executive will not, unless acting as an employee of the Company or any of its affiliated companies or with the prior written consent of the Company, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected in a competitive capacity as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit

Partner, Direktor, Vertreter, Berater oder anderweitig verbunden zu sein oder seinen Namen damit in Verbindung zu bringen oder bringen zu lassen, das (i) innerhalb eines Jahres vor Beendigung Geschäfte im Bereich Konstruktion, Entwicklung, Herstellung, Marketing, Verkauf oder Vertrieb von Produkten oder Dienstleistungen betreibt, die mit einem der Produkte im Wettbewerb stehen oder gleichwertig Funktionen oder Alternativen für Produkte oder Dienstleistungen bieten, die von der Gesellschaft oder einer ihrer Konzerngesellschaften konstruiert, entwickelt, hergestellt, vermarktet, verkauft oder vertrieben werden, oder für die die Gesellschaft oder eine ihrer Konzerngesellschaften dieses zum Zeitpunkt der Beendigung gerade vor hat (die „Konkurrenzprodukte”), und (ii) die diese Aktivitäten innerhalb eines Bundesstaates der Vereinigten Staaten oder des District of Columbia oder einem anderen Land betreibt, in dem die Gesellschaft oder eine ihrer Konzerngesellschaften diese Aktivitäten betreibt oder gerade dabei ist, dies zu tun; und

Executive’s name to be used in connection with, any business or enterprise that (i) is engaged in the business of designing, engineering, manufacturing, marketing, selling or distributing any products or services that compete with, or are a functional equivalent of or alternative for, any of the products or services designed, engineered, manufactured, marketed, sold or distributed by the Company or any of its affiliated companies within the year prior to the Termination or that the Company or any of its affiliated companies are about to so do at the time of such Termination (the “Competing Products”), and (ii) is engaged in any such activities within any state of the United States or the District of Columbia or any other country in which the Company or any of its affiliated companies engages in or is about to engage in any of such activities; and

(b)         Der Geschäftsführer ist nicht berechtigt, sofern er nicht als Angestellter der Gesellschaft oder einer ihrer Konzerngesellschaften oder mit vorheriger schriftlicher Zustimmung der Gesellschaft handelt, (i) direkt oder indirekt Personen, Unternehmen oder sonstige juristische Personen, die im Zeitraum von zwei Jahren vor der Beendigung Kunde der Gesellschaft oder einer ihrer Konzerngesellschaften waren oder sind, zu besuchen oder dort für Zwecke zu werben, die im Zusammenhang mit der Konstruktion, Entwicklung, Herstellung, dem Marketing, Verkauf oder Vertrieb von Konkurrenzprodukten stehen, und er darf nicht (ii) wissentlich bei Personen um

(b)         Executive will not, unless acting as an employee of the Company or any of its affiliated companies or with the prior written consent of the Company, (i) call on or solicit, either directly or indirectly, for any purposes involving the designing, engineering, manufacturing, marketing, selling, purchasing or distributing of any Competing Products, any person, firm, corporation or other entity who or which is or had been, at the time of or within two years prior to the Termination, a customer of the Company or any of its affiliated companies, or (ii) knowingly solicit for employment, or otherwise for the providing of advice or services, any person who is an employee ein Anstellungsverhältnis oder die Bereitstellung von Beratung oder Dienstleistungen werben, die Angestellter der Gesellschaft oder einer ihrer Konzerngesellschaften sind oder innerhalb eines Zeitraums von sechs Monaten vor der Beendigung waren.

of the Company or any of its affiliated companies or who was such an employee within six months prior to such Termination.

Die Bestimmungen des Abschnitts 6(a) dürfen den Geschäftsführer nicht daran hindern, nicht mehr als ein Prozent (1%) der ausstehenden Aktien oder sonstigen Unternehmenspapiere eines Unternehmens zu besitzen, die an einer nationalen Wertpapierbörse oder einem nationalen Marktsystem notiert sind oder gehandelt werden.

The provisions of Section 6(a) shall not prohibit Executive from owning not more than one percent (1%) of the outstanding stock or other corporate security of a company that is traded or quoted on a national securities exchange or national market system

7. Definitionen.	7. Definitions.

In diesem Vertrag haben folgende Begriffe folgende Bedeutungen:	As used in this Agreement, the following terms shall have the following meanings:

(a)         „Jährliches Grundgehalt” bezeichnet das auf Jahr umgerechnete direkt vor dem Kontrollwechsel oder direkt vor dem Beendigungstermin gültige Grundgehalt des Geschäftsführers, je nachdem welches höher ist.

(a)         “Annual Base Salary” means the annualized amount of Executive’s rate of base salary in effect immediately before the Change in Control or immediately before the date of Termination, whichever is greater.

(b) „Wichtiger Grund” hat die gleiche Bedeutung wie in jedem aktuellen Arbeitsvertrag, den der Geschäftsführer mit der Gesellschaft oder einer ihrer Tochtergesellschaften geschlossen hat.	(b) “Cause” shall have the same meaning set forth in any current employment agreement that the Executive has with the Company or any of its subsidiaries.

(c) Ein „Kontrollwechsel” gilt als erfolgt:	(c) A “Change in Control” shall be deemed to occur on:

(i)             zu dem Datum, an dem eine Person, Gesellschaft, Partnerschaft, ein Verband, Trust, eine Vermögensmasse oder eine andere Gruppe, die im Hinblick auf den Erwerb, den Besitz oder die Veräußerung von Wertpapieren der Gesellschaft

(i)             the date that any person, corporation, partnership, syndicate, trust, estate or other group acting with a view to the acquisition, holding or disposition of securities of the Company, becomes, directly or indirectly, the beneficial owner, handelt, direkt oder indirekt entsprechend der Definition in der Verordnung 13d-3 der Securities Exchange Act von 1934 („wirtschaftlicher Eigentümer”) wirtschaftlicher Eigentümer der Wertpapiere der Gesellschaft wird, die 35 % oder mehr der Stimmrechte aller Wertpapiere der Gesellschaft ausmachen, die unter normalen Umständen das Recht haben, an der Wahl des Board teilzunehmen („stimmberechtigte Wertpapiere”), und zwar aus anderen Gründen als (x) durch den Erwerb von Wertpapieren der Gesellschaft durch die Gesellschaft oder ihre Tochtergesellschaften oder einen Arbeitnehmervergünstigungsplan der Gesellschaft oder ihrer Tochtergesellschaften oder (y) durch den Erwerb von Wertpapieren der Gesellschaft direkt durch die Gesellschaft;

as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (“Beneficial Owner”), of securities of the Company representing 35% or more of the voting power of all securities of the Company having the right under ordinary circumstances to vote at an election of the Board (“Voting Securities”), other than by reason of (x) the acquisition of securities of the Company by the Company or any of its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, or (y) the acquisition of Company securities directly from the Company;

(ii) mit dem Vollzug einer Fusion oder einem Zusammenschluss der Gesellschaft mit einem anderen Unternehmen, es sei denn	(ii) the consummation of a merger or consolidation of the Company with another corporation unless

(A)                               die Anteilseigner der Gesellschaft sind unmittelbar vor der Fusion oder dem Zusammenschluss und unmittelbar nach der Fusion oder dem Zusammenschluss die wirtschaftlichen Eigentümer der Anteile, die diese Anteilseigner zu 50 % oder mehr der Stimmrechte aller Wertpapiere der Gesellschaft berechtigen, die die Fusion oder dem Zusammenschluss überdauern und die unter normalen Umständen das Recht haben, bei einer Wahl der Direktoren im Wesentlichen im gleichen Verhältnis wie ihr Anteilsbesitz unmittelbar vor der Fusion oder dem Zusammenschluss der stimmberechtigten Wertpapiere

(A)                               the shareholders of the Company, immediately prior to the merger or consolidation, beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of the voting power of all securities of the corporation surviving the merger or consolidation having the right under ordinary circumstances to vote at an election of directors in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of Voting Securities of the Company;

der Gesellschaft abzustimmen;

(B)                               keine Person, Gesellschaft, Partnerschaft, kein Verband, Trust, Vermögen und keine andere Gruppe ist, direkt oder indirekt, der wirtschaftliche Eigentümer von 35 % oder mehr des Stimmrechts der ausstehenden stimmberechtigten Wertpapiere der Gesellschaft aus der Fusion oder dem Zusammenschluss, mit Ausnahme des Anteilsbesitzes, der vor der Fusion oder dem Zusammenschluss bestand; und

(B)                               no person, corporation, partnership, syndicate, trust, estate or other group beneficially owns, directly or indirectly, 35% or more of the voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation except to the extent that such ownership existed prior to such merger or consolidation; and

(C)                               die Mitglieder des Board unmittelbar vor der Fusion oder dem Zusammenschluss machen unmittelbar nach der Fusion oder dem Zusammenschluss die Mehrheit des Board of Directors der Gesellschaft aus, die Bargeld oder Wertpapiere in die Fusion ausgeben;

(C)                               the members of the Company’s Board, immediately prior to the merger or consolidation, constitute, immediately after the merger or consolidation, a majority of the board of directors of the corporation issuing cash or securities in the merger;

(iii)       an dem Datum, an dem die Mehrheit der Mitglieder des Board aus anderen Personen als den derzeitigen Direktoren (dieser Ausdruck bezeichnet alle Mitglieder des Board zu diesem Datum und alle Mitglieder, deren Nominierung oder Wahl von der Mehrheit der zu dem Zeitpunkt im Board befindlichen derzeitigen Direktoren genehmigt wurde) besteht;

(iii)       the date on which a majority of the members of the Board consist of persons other than Current Directors (which term shall mean any member of the Board on the date hereof and any member whose nomination or election has been approved by a majority of Current Directors then on the Board);

(iv) mit dem Vollzug eines Verkaufs oder einer sonstigen Veräußerung aller oder im Wesentlichen aller Vermögensgegenstände der Gesellschaft; oder	(iv) the consummation of a sale or other disposition of all or substantially all of the assets of the Company; or

(v) an dem Datum, an dem die Anteilseigner der Gesellschaft einen Plan für die vollständige Auflösung der Gesellschaft genehmigen.	(v) the date of approval by the shareholders of the Company of a plan of complete liquidation of the Company.

(d)         „Defined Contribution Accounts”, „Matching Accounts” und „Supplemental Contribution Accounts” haben die im „ergänzenden Pensionsplan für Führungskräfte” (SERP - Company’s Supplemental Executive Retirement Program) definierten Bedeutungen.

(d)         “Defined Contribution Accounts,” “Matching Accounts,” and “Supplemental Contribution Accounts” shall have the meanings set forth in the Company’s Supplemental Executive Retirement Program (“SERP”).

(e)          Das „Lebensversicherungs-Bonusprogramm für Führungskräfte” (Executive Life Insurance Bonus Program) bezeichnet ein Programm, bei dem die Gesellschaft eine jährliche Prämie für eine Todesfallversicherung auf das Leben des Geschäftsführers zahlt.

(e) “Executive Life Insurance Bonus Program” shall mean a program under which the Company pays the annual premium for a whole life insurance policy on the life of Executive.

(f) „Berechtigter Grund” bezeichnet eine wesentliche Einschränkung der Befugnisse, Aufgaben und Verantwortlichkeiten des Geschäftsführers.	(f) “Good Reason” shall mean a material diminution in Executive’s authority, duties or responsibilities.

(g)          Die „kurzfristige Mitarbeiter-Incentive-Vergütung” (Short-Term Incentive Compensation) bezeichnet die Incentive-Vergütung, die nach dem kurzfristigen Mitarbeiter-Incentive-Vergütungsplan (Short-Term Incentive Compensation Program) oder einem Nachfolge-Plan oder einem sonstigen kurzfristiger Mitarbeiter-Incentive-Programm zahlbar ist.

(g) “Short-Term Incentive Compensation” means the Incentive Compensation payable under the Short-Term Incentive Compensation Program, or any successor or other short-term incentive plan or program.

8. Kündigung.	8. Notice.

(a)         Jede Entlassung und jede Beendigung des Arbeitsverhältnisses gemäß Artikel 2 erfolgt durch schriftliche Mitteilung an die jeweils andere Partei mit Angabe des Datums für das Inkrafttreten der Entlassung oder der Beendigung (wobei das Datum nicht später als 30 Tage nach Übergabe der Mitteilung liegen soll) und, im Falle einer Entlassung aus wichtigem Grund oder einer Beendigung aus berechtigtem Grund, mit Angabe der

(a)         Any discharge or termination of Executive’s employment pursuant to Section 2 shall be communicated in a written notice to the other party hereto setting forth the effective date of such discharge or termination (which date shall not be more than 30 days after the date such notice is delivered) and, in the case of a discharge for Cause or a termination for Good Reason the basis for such discharge or termination.

Gründe für die Entlassung oder Beendigung.

(b)         Im Rahmen dieses Vertrages haben die Mitteilungen und alle anderen in diesem Vertrag vorgesehenen Nachrichten schriftlich zu erfolgen und gelten als ordnungsgemäß übergeben, wenn sie von einem anerkannten internationalen Kurierdienst oder mit der Post der Vereinigten Staaten per Einschreiben mit Rückschein, Porto im Voraus bezahlt, geschickt wurden und (i) im Falle des Geschäftsführers an die letzte bei der Gesellschaft registrierte Adresse oder (ii) im Falle der Gesellschaft, an: One Batesville Boulevard, Batesville, Indiana 47006 gerichtet wird, unter der Maßgabe, dass alle Mitteilungen an die Gesellschaft zu Händen des Board mit einer Kopie an den Vice President und den Leiter der Rechtsabteilung oder an eine andere Adresse gerichtet werden, die eine der Parteien der anderen in Übereinstimmung hiermit schriftlich mitgeteilt hat, wobei die Mitteilung über eine Adressänderung nur nach deren Erhalt gültig ist.

(b)         For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by recognized international courier or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed (i) in the case of Executive, to the last address the Company has on file; or (ii) in the case of the Company, to One Batesville Boulevard, Batesville, Indiana 47006 provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Vice President and General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9. Keine Pflicht zur Begrenzung.	9. No Duty to Mitigate.

Der Geschäftsführer ist nicht verpflichtet, eine andere Beschäftigung zu suchen oder die Höhe der von der Gesellschaft gemäß diesem Vertrag zu leistenden Zahlungen zu mindern.	Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.

10. Abtretung	10. Assignment.

(a)         Dieser Vertrag ist persönlich an den Geschäftsführer gebunden und kann vom Geschäftsführer nur durch ein Testament oder die gesetzliche Erbfolge übertragen werden. Dieser Vertrag ist wirksam zugunsten der gesetzlichen Vertreter und

(a)         This Agreement is personal to Executive and shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

von diesen einklagbar.

(b)         Dieser Vertrag ist wirksam gegenüber den Rechtsnachfolgern der Gesellschaft und ist für diese verbindlich. Die Gesellschaft hat alle, direkten oder indirekten, durch Kauf, Fusion, Zusammenschluss, Aktienerwerb oder anderweitig hervorgegangenen Rechtsnachfolger der Geschäfte und/oder Vermögensgegenstände der Gesellschaft zu verpflichten, diesen Vertrag zu ausdrücklich zu übernehmen und ihn in der gleichen Weise und im gleichen Umfang zu erfüllen, wie ihn die Gesellschaft zu erfüllen verpflichtet wäre, hätte diese Rechtsnachfolge nicht stattgefunden.

(b)         This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.

11. Schiedsverfahren.	11. Arbitration.

Alle Streitigkeiten oder Auseinandersetzungen im Zusammenhang mit diesem Vertrag sind ausschließlich durch Schiedsverfahren vor einem einzigen Schiedsmann in Indianapolis/Indiana/USA gemäß der Schiedsordnung (Commercial Arbitration Rules) des amerikanischen Schiedsgerichtsverbandes zu regeln. Der Schiedsspruch ist für alle Vertragsparteien endgültig und bindend. Der Schiedsspruch kann als Urteil bei jedem zuständigen Gericht eingetragen werden.

Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in Indianapolis, Indiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s award shall be final and binding on all parties to this Agreement. Judgment may be entered on an arbitrator’s award in any court having competent jurisdiction.

12. Ersatz.	12. Integration.

Zum Datum des Inkrafttretens ersetzt dieser Vertrag alle vorherigen Kontrollwechselverträge oder ähnliche mündliche oder schriftliche Verträge oder Absprachen zwischen dem Geschäftsführer und der Gesellschaft oder ihren Konzerngesellschaften in Bezug auf die hierin behandelten Angelegenheiten. Soweit die Bestimmungen von Urkunden über die Gewährung von

As of the Effective Date, this Agreement supersedes and replaces any prior change in control agreement or similar oral or written agreements or understandings between Executive and the Company or its affiliates in respect of the matters addressed hereby. To the extent the terms or conditions of any equity award grant instrument conflict with the terms of this Agreement, the terms of this

Optionszuteilungen den Bestimmungen dieses Vertrages entgegenstehen, sind die Bestimmungen dieses Vertrags maßgebend. Im Falle von Widersprüchen und zur Vermeidung von Missverständnissen ersetzen die Bestimmungen dieses Vertrages die Bestimmungen des speziellen „Performance Based Unit Award Agreement“ zwischen der Gesellschaft und dem Geschäftsführer vom 16. Mai 2013 (der „Mai-PBU-Vertrag”), des speziellen „Restricted Stock Unit Award Agreement“ zwischen der Gesellschaft und dem Geschäftsführer vom 3. Dezember 2012 und des speziellen „Non-Qualified Stock Option Agreement“ zwischen der Gesellschaft und dem Geschäftsführer vom 16. Mai 2013; in jedem Fall ungeachtet der Tatsache, dass jeder dieser Verträge ausdrücklich gegenteilige Bestimmungen enthalten kann (zum Beispiel insbesondere der Artikel 9 des Mai-PBU-Vertrags), die die Parteien ausdrücklich vereinbart haben.

Agreement shall govern. For the avoidance of doubt, in the event of conflict, the terms of this Agreement shall supersede the terms of that certain Performance Based Unit Award Agreement by and between Company and Executive, dated May 16, 2013 (the “May PBU Agreement”); that certain Restricted Stock Unit Award Agreement by and between Company and Executive, dated December 3, 2012; and that certain Non-Qualified Stock Option Agreement between Company and Executive, dated May 16, 2013; in each case, notwithstanding the fact that any such agreement may contain terms expressly to the contrary (for example, including, but not limited to, Section 9 of the May PBU Agreement), the parties having expressly agreed.

13. Änderungen.	13. Amendment.

Änderungen dieses Vertrages bedürfen der Schriftform und sind von beiden Parteien oder deren jeweiligen Rechtsnachfolgern oder rechtlichen Vertretern zu unterzeichnen.	This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

14. Salvatorische Klausel.	14. Severability.

Sollte eine Bestimmung dieses Vertrags unwirksam oder undurchführbar sein, so wird die Gültigkeit oder Durchführbarkeit der übrigen Bestimmungen dieses Vertrages dadurch nicht berührt.	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

15. Einbehaltung von Steuern.	15. Withholding.

Die Gesellschaft ist berechtigt, gemäß den geltenden Gesetzen und Bestimmungen für im Rahmen dieses Vertrags zu zahlende Beträge bundesstaatliche, staatliche, lokale oder ausländische Steuern einzubehalten.

The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

16. Geltendes Recht.	16. Governing Law.

Maßgebend für diesen Vertrag sind die Gesetze des US-Bundesstaates Indiana ohne Berücksichtigung der Grundsätze der Kollisionsnormen.	This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without reference to principles of conflict of laws.

17. Anwaltskosten.	17. Attorney’s Fees.

Sollte es in Verbindung mit diesem Vertrag zu rechtlichen Verfahren (Schiedsgericht, Prozess, Berufung) kommen, hat jede Partei ihre eigenen Kosten einschließlich der Anwaltskosten zu tragen.	If any legal proceeding (whether in arbitration, at trial or on appeal) is brought under or in connection with this Agreement, each party shall pay its own expenses, including attorneys’ fees.

18. Laufzeit des Vertrags.	18. Term of Agreement.

Dieser Vertrag hat eine Laufzeit von einem Jahr, beginnend mit dem Datum des Vertrags, mit der Maßgabe, dass der Vertrag automatisch am Jahrestag des Vertrags fortlaufend für jeweils ein Jahr verlängert wird, es sei denn die Gesellschaft teilt dem Geschäftsführer mindestens 30 Tage vor dem planmäßigen Beendigungsdatum die Nichtverlängerung mit, und mit der weiteren Maßgabe, dass dieser Vertrag, ungeachtet des Vorstehenden, (i) nicht vor Ablauf von drei Jahren nach einem Kontrollwechsel oder während eines Zeitraums, in dem ein Geschäft, das zu einem Kontrollwechsel führen würde, noch in der Schwebe ist oder im Board of Directors in der Diskussion steht, beendet wird, und dass (ii) Artikel 6 nach der Beendigung weiter gilt. Die Beendigung dieses Vertrags darf keine

The term of this Agreement shall be one year commencing on the date hereof; provided however, that this Agreement shall be automatically renewed for successive one-year terms commencing on each anniversary of the date of this Agreement unless the Company shall have given notice of non-renewal to Executive at least 30 days prior to the scheduled termination date; and further provided that notwithstanding the foregoing, (i) this Agreement shall not terminate within three years after a Change in Control, or during any period of time when a transaction which would result in a Change in Control is pending or under consideration by the Board, and (ii) Section 6 hereof shall survive termination. The termination of this Agreement shall not adversely affect any

nachteiligen Auswirkungen auf die Rechte haben, die der Geschäftsführer vor der Beendigung erworben hat.	rights to which Executive has become entitled prior to such termination.

19. Vertragssprache.	19. Contract Language

Die für diesen Vertrag maßgebliche und rechtlich bindende Sprache ist Englisch.	The relevant and legally binding language for this Agreement is English.

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Zu Urkund dessen haben die Vertragsparteien diesen Vertrag mit Wirkung zu dem am Anfang dieses Vertrages genannten Datum unterzeichnet und übergeben.	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above set forth.

HILLENBRAND, INC.

Von/By:	/S/ Joe A. Raver

Name:	Joe A. Raver

Titel:	Senior Vice President

GESCHÄFTSFÜHRER/EXECUTIVE:

Von/By:	/S/ Thomas Kehl

Thomas Kehl